FOR IMMEDIATE RELEASE
November 14, 2006
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director& Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice regarding correction to the Analyst Guide For September 2006 (Japanese GAAP)
NIS GROUP CO., LTD. (“the Company”) hereby announces a correction to the Analyst Guide For September 2006 (Japanese GAAP) dated November 6, 2006.
The Company wishes to correct the following figure under Interest Rate on Loans Outstanding and Borrowings on page 7 of Non-Consolidated Operating Results:
Non-consolidated

% of borrowing by effective fixed interest rate	59.7